NOVITRON INTERNATIONAL ACQUIRES ASSETS OF ELAN DIAGNOSTICS AND COMPLETES MERGERS OF GROUP PRACTICE SERVICES AND LANDMARK SCIENTIFIC

Transactions Support Commitment to Leadership in Physician’s Office Lab Market

Newton, MA, April 29, 2003. Novitron International, Inc. (NASDAQ:NOVI) announced today that it has successfully completed the previously announced acquisition of substantially all of the assets of Elan Diagnostics, Inc. (“EDx”), and the mergers of Group Practice Services Incorporated (“GPSI”) and Landmark Scientific, Inc. (“Landmark”).

EDx, headquartered in Smithfield, Rhode Island, with reagent manufacturing operations in Brea, California, is one of the leading suppliers of clinical chemistry instrumentation, reagents and support resources to the Physician Office Laboratory market in the United States. EDx is an indirect, wholly-owned subsidiary of Elan Corporation, plc (NYSE:ELN), a fully integrated biopharmaceutical company headquartered in Dublin, Ireland.

GPSI is a privately-owned U.S. provider of POL management services. GPSI, headquartered in Greensboro, North Carolina, designs, implements and manages laboratories to improve quality of care, increase operating efficiencies, and enhance revenue opportunities for physician practices.

Landmark Scientific, Inc., also of Greensboro, North Carolina, is a laboratory equipment distribution company.

Novitron International paid $7.5 million in cash for the assets of EDx pursuant to a restructured transaction in which EDx retained certain assets, including approximately $3 million in cash. Novitron International issued 25,000 shares of a newly-created, non-voting convertible preferred stock for Landmark and 222,250 shares of the same preferred stock for GPSI. Upon Novitron International stockholder approval and SEC registration, each share of preferred stock will automatically convert into 10 shares of common stock of Novitron International such that the former Landmark stockholders will receive 250,000 shares of common stock and the former GPSI stockholders will receive 2,222,500 shares of common stock.

These transactions, accounted for under the purchase method, are expected to be immediately accretive to Novitron International’s earnings. The combined entities are anticipated to employ over 200 people in the United States, The Netherlands, Australia and China. EDx currently employs approximately 110 persons, almost all of whom will be offered employment with the new company.

Financing for the acquisition of the EDx assets was accomplished with a portion of a $10 million line of credit from LaSalle Business Credit, LLC, a subsidiary of LaSalle Bank N.A. and from working capital of the combined companies. GPSI had more than $2 million in cash at the time of the merger.

Israel M. Stein MD, President of Novitron International commented, "The successful completion of these three strategically related transactions is central to our plan to provide a full range of products and services to the growing U.S. POL market and to smaller laboratories internationally. The combined companies have the domestic network necessary to support our growing U.S. presence. The resulting integrated company, which will be identified in the trade as “Clinical Data”, is capable of supplying a complete range of products and services, from equipment and reagents to lab management and consulting services, all targeted to small and medium-sized medical laboratories, both domestically and internationally.”

Dr. Stein also noted, “We believe that the synergies created by these transactions will allow us to craft innovative solutions for the POL and small laboratory market segment. Whether a physician practice, clinic, or small hospital is considering establishing a new lab, consolidating lab resources from multiple sites, or upgrading the quality and efficiency of an existing laboratory, we now have the necessary expertise to assist with technology, regulatory affairs and management.”

About Novitron International, Inc.
Novitron International, Inc. is a multinational company focusing on scientific instrumentation used in clinical and analytical laboratories and in process monitoring in industry. The Company’s Dutch subsidiary, Vital Scientific NV, designs and manufactures blood chemistry instrumentation marketed worldwide through distributors and strategic partnerships. The Company’s Australian subsidiary, Vital Diagnostics Pty. Ltd., distributes diagnostic instruments and assays in the South Pacific. The Company’s Dutch subsidiary, NovaChem BV, develops and markets process analyzers. For more information on the Company, please visit the Company’s website at  "www.novitronintl.com"

About LaSalle Business Credit, LLC
Chicago based LaSalle Business Credit, LLC, with nearly $6 billion in lending commitments, specializes in providing secured working capital and term financing for middle market companies in the manufacturing, distribution, retail, and service industries. LaSalle Business Credit, LLC has 14 offices throughout the U.S. and is a subsidiary of LaSalle Bank, one of the Midwest’s largest banks with $60 billion in assets. LaSalle Bank, N. A. is a member of the ABN AMRO Group.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release contains certain forward-looking information about the transactions that are intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Words such as “expect(s)”, “feel(s)”, “believe(s)”, “will”, “may”, “anticipate(s)” and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, financial projections and estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to future operations, products and services; and statements regarding future performance.  Such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond the control of the Company, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include: those discussed and identified in public filings with the U.S. Securities and Exchange Commission made by Novitron; significant acquisitions or divestitures by major competitors; a downgrade in our financial strength ratings; our ability to successfully integrate our operations; our expectations regarding the timing, completion and accounting and tax treatments of the transactions and the value of the transaction consideration; and general economic downturns.  Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.Novitron does not undertake any obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.  Readers are also urged to carefully review and consider the various disclosures in Novitron’s various SEC reports, including but not limited to its Annual Report on Form 10-KSB for the fiscal year ended March 31, 2002, and the 2002 quarterly Form 10-QSB filings.

For more information at Novitron International, Inc., please contact:
Israel M. Stein, M.D.
President, CEO
617-527-9933 X41